Angie Yang/Evan Pondel

PondelWilkinson, Inc.

Corporate and Investor Relations

(310) 279-5980

HOUSE OF TAYLOR  JEWELRY SECURES NEW DISTRIBUTION CHANNEL
FOR ITS KATHY IRELAND BRANDED PRODUCTS

-- PeachDirect Reaches More Than One Million Consumers a Month --

WEST HOLLYWOOD, CA – July 23, 2007 – House of Taylor Jewelry, Inc. (NASDAQ: HOTJ) today announced that select fine jewelry from its Kathy Ireland Jewelry Exclusively for House of Taylor Jewelry collections will be available beginning August 2007 through PeachDirect, which reports that its luxury catalogs reach more than one million households a month.

The catalogs offer Kathy Ireland silver and 18k fashion collections from the Americana Style Guide, In Russian Style Style Guide and the Powerful Inspirations collection, with price points ranging from $240 to $800.  Los Angeles-based PeachDirect distributes catalogs that offer prestigious brands of consumer electronics, computers, home entertainment, jewelry and fashion accessories and household products, targeting consumer markets with more than 100 demographic attributes. Brands featured in the catalog include Sony, Bose, Compaq, HP, Panasonic, Philips, Fendi, Coach, Christian Dior, Gucci and more.

“This is an excellent opportunity to bring our fine jewelry to fresh, new audiences that are in search of branded products in exquisite designs with a pre-approved credit solution for purchasing them,” said Ryan Yeager, Vice President of Sales and Merchandising for House of Taylor Jewelry.  “Our team is delighted to participate in this rapidly growing direct sales channel that also increases the global recognition of House of Taylor Jewelry brands.”

“The Kathy Ireland brand has developed into a retail phenomenon with more than $1 billion in annual sales in the fashion and home categories,” said Jack Abramov, President and Chief Executive Officer of House of Taylor Jewelry.  “We are honored to work with the innovative team at PeachDirect on this jewelry program as they offer attractive solutions in providing luxury products directly to the consumer.  We will focus on Kathy’s powerful consumer brand awareness, while utilizing PeachDirect’s quickly expanding sales engine for branded product. This new partnership strategically positions our fine jewelry in front of an important audience.  Through PeachDirect, we continue to execute our business plan to market our brands across multiple channels,” Abramov added.

“We are thrilled to partner with one of the most prestigious jewelry companies in the world,” said Jean Xu, senior vice president of marketing and risk management at PeachDirect. “The Kathy Ireland Jewelry® brand from House of Taylor Jewelry offers amazing, diverse and elegant jewelry collections that are sure to fit our consumers’ needs.”

About PeachDirect

PeachDirect is a Los Angeles-based direct-marketing firm that offers the most prestigious brands of consumer electronics, computers, home entertainment, fashion accessories, jewelry and household products through catalogs that target consumer markets with more than 100 different demographic attributes.

About House of Taylor Jewelry

House of Taylor Jewelry is a Los Angeles-based international jewelry company whose principal shareholders include entities owned by Dame Elizabeth Taylor and Kathy Ireland, along with members of the Abramov family. It serves fine jewelry retailers worldwide with diverse jewelry collections marketed under the brands Elizabeth™, House of Taylor Jewelry™, and Kathy Ireland Jewelry™ Exclusively for House of Taylor Jewelry.  More information on the company can be found at www.hotj.com.

Certain statements included in this press release constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements, including, but not limited to,  strategically positioning the company in front of new audiences, increasing global awareness, bolstering sales and global demand as a result of products being featured in the PeachDirect catalog, involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Other factors that could cause actual results to differ materially from those set forth in the forward-looking statements include the availability of funding for current and future operations; the acceptance of the company’s branded products and offered terms in PeachDirect’s catalogs specifically and in  the marketplace generally; and the characteristics and pricing of the company’s branded products as compared with competing products, as well as others discussed in House of Taylor Jewelry, Inc.'s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. House of Taylor Jewelry, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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